Exhibit 99.1
Key updates communicated during Q1 2026
March 31, 2026

Key updates communicated during Q1 2026
Revenues:
-At the Morgan Stanley European Financials Conference, Christian Sewing stated that the bank had a good start to the year and provided additional guidance on Q1 2026 revenue performance:
-Group revenues are expected to be flattish YoY with the revenue mix moving into the right direction
-Private Bank and Asset Management showed good development with revenues up YoY
-Corporate Bank revenues are expected to show YoY increases only in the second half of 2026
-Investment Bank revenues are expected to be approximately flat YoY; Fixed
Income & Currencies (FIC) revenues are expected to be slightly lower YoY, negatively impacted by FX effects, and against a record Q1 2025
-Developments across other businesses are expected to compensate for lower expected Corporate & Other revenues
-At the Q4 2025 results, James von Moltke said that he expects FY 2026 revenues to be around € 33bn, aided by NII in key banking book segments and other funding growing to € 14bn as well as growth in net commission and fee income; he also gave guidance for FY 2026 divisional revenue performance, which was then supplemented by sub divisional detail in Deutsche Bank’s 2025 Annual Report published on March 12, 2026:
-Private Bank revenues are expected to be higher YoY driven by significantly higher revenues in deposits and investment products; Personal Banking revenues and Wealth Management revenues are both expected to be higher
-Asset Management revenues are expected to be slightly higher YoY driven by increasing average assets under management
-Corporate Bank revenues are expected to be slightly higher YoY, with accelerating sequential growth as the year progresses; Corporate Treasury
Services revenues are anticipated to be slightly higher, Institutional Client
Service revenues are expected to be essentially flat and Business Banking revenues are expected to be slightly higher
-Investment Bank revenues are expected to be slightly higher YoY; FIC revenues are expected to be essentially flat compared to a very strong FY
2025, while Investment Banking & Capital Markets revenues are expected to be significantly higher, supported by prior period and planned investments

Provision for credit losses (CLPs):
-At the Q4 2025 results, James von Moltke reiterated that wider asset quality remains resilient and the bank continues to expect CLPs to trend towards a lower expected average run rate of around 30bps for FY 2028
-An expected CLP improvement in FY 2026 was also envisaged by Christian Sewing at the Morgan Stanley European Financials Conference, although he stated that the conflict in the Middle East added volatility and uncertainty
-As stated in the 2025 Annual Report, although Deutsche Bank has limited direct exposures to the Middle East, broader geopolitical destabilization could negatively impact the bank’s clients and have an adverse effect on Deutsche Bank’s financial results, including increases in allowance for credit losses
Costs:
-At the Morgan Stanley European Financials Conference, Christian Sewing stated that he is very happy with the cost discipline of the company shown in the first two months of the year
-At the Q4 2025 results, James von Moltke stated that he expects noninterest expenses for FY 2026 to increase slightly YoY to slightly above € 21bn, which includes around € 900m of incremental investments in FY 2026 to unlock growth and efficiencies as early as this year; in the 2025 Annual Report, Deutsche Bank states that it expects the cost/income ratio to remain <65% for FY 2026
-The 2025 Annual Report also provides guidance on divisional noninterest expenses for FY 2026:
-Private Bank noninterest expenses are expected to be slightly higher YoY, driven by investments into business growth as well as transformation initiatives and efficiency programs
-Asset Management noninterest expenses are expected to be essentially flat
YoY
-Corporate Bank noninterest expenses are expected to be slightly higher YoY, driven by investments in growth initiatives
-Investment Bank noninterest expenses are expected to be slightly higher YoY with strategic growth initiatives, technology investments and expected increased litigation expenses expected to be partially offset by lower bank levy charges and more broad-based cost efficiencies
Profitability:
-At the Q4 2025 results, James von Moltke stated that, in line with guidance provided at its Investor Deep Dive 2025, Deutsche Bank plans to show improvements in operating performance every year; this was reiterated by Christian Sewing at the
Morgan Stanley European Financials Conference
-Corporate & Other is expected to generate a pre-tax loss of approximately € 200m per quarter in FY 2026 driven by shareholder expenses, certain funding and liquidity impacts, the reversal of noncontrolling interests reported in the business segments, primarily from DWS, as well as valuation and timing differences

Capital and capital distribution:
-At the Q4 2025 results, Christian Sewing shared that Deutsche Bank received supervisory authorization for a € 1bn share buyback program (up to 100m shares); on
February 26, 2026, Deutsche Bank announced that it intends to commence the share buyback program on February 26, 2026; management also reiterated its intention to propose a dividend of € 1.00 per share in respect of FY 2025, corresponding to approximately € 1.9bn
-At the Q4 2025 results, Christian Sewing also re-emphasized the increased payout ratio target of 60% starting this year
-At the Morgan Stanley European Financials Conference, Christian Sewing confirmed the outlook for FY 2028 RWA of € 385bn; he also stated that the guidance for RWAs to be significantly higher in 2026, which was provided in the 2025 Annual Report, was driven by the FY 2025 exit rate with RWAs being lower than expected
-As stated in the 2025 Investor Deep Dive and reiterated in the 2025 Annual Report,
Deutsche Bank aims for a CET1 ratio between 13.5-14.0%, while maintaining a minimum buffer of 200bps above MDA
Other:
-In the 2025 Annual Report, Deutsche Bank revised the numerical ranges associated with the wording conventions used to describe trends in the outlook section of the
Annual Report; new wording conventions will be applied for all guidance going forward; this refinement has no impact on the bank’s FY 2028 financial targets, strategic ambitions, and capital objectives, or underlying FY 2026 guidance

Wording convention	Guidance range
Essentially flat	+/- 1%
Slightly higher/lower	+/- 2-5%
Higher/lower	+/- 6-10%
Significantly higher/lower	>+10% / <-10%
Management Board changes:
-On March 19, 2026, Deutsche Bank announced Management Board changes intended to support the bank’s Scaling the Global Hausbank strategy:
oStefan Hoops, in his role as CEO of Deutsche Bank’s asset manager DWS, will be appointed to the Group’s Management Board, effective May 1, 2026
oMarie-Jeanne Deverdun has been appointed to the Management Board as
Chief Technology, Data and Innovation Officer, also effective May 1, 2026;
Bernd Leukert has informed the bank he will not be seeking another term when his contract expires at the end of June 2026
oFabrizio Campelli has been appointed President by the Supervisory Board, effective July 1, 2026
oClaudio de Sanctis and Alexander von zur Mühlen will have their respective contracts extended until 2029

Issuance / Credit Ratings:
-~€ 3.8bn issued YTD out of € 10-15bn funding plan for the year, including EUR 1bn
Tier 2, USD 1bn Senior Non-Preferred and CNY 5.5bn Senior Preferred Panda Bond
dual tranche issued in the first quarter
-On February 19, 2026, Moody’s Ratings raised the outlook on Deutsche Bank’s Deposit
Rating to “Positive”, citing stronger earnings, robust capital and a resilient risk profile
Next significant events:
-April 8, 2026 – Expected publication of the agenda for the Annual General Meeting
-April 29, 2026 – Q1 2026 results – Analyst Conference Call
-April 30, 2026 – Q1 2026 results – Fixed Income Call
-May 28, 2026 – Annual General Meeting
-June 2, 2026 – Expected dividend payment date for FY 2025
Disclaimer:
This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about Deutsche
Bank’s beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and the bank undertakes no obligation to update publicly any of them in light of new information or future events.
By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which the bank derives a substantial portion of its revenues and in which it holds a substantial portion of its assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of its strategic initiatives, the reliability of its risk management policies, procedures and methods, and other risks referenced in the bank’s filings with the U.S.
Securities and Exchange Commission. Such factors are described in detail in Deutsche
Bank’s SEC Form 20-F of March 12, 2026, under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-
relations.db.com.